Exhibit 99.1

Contacts:	Olivia Bellingham	Shannon Lapierre
	(631) 342-4687	(631) 342-3839
	olivia.bellingham@ca.com	shannon.lapierre@ca.com
CA ELECTS CHRISTOPHER B. LOFGREN, Ph.D., TO BOARD OF DIRECTORS
President and CEO of Schneider National, Inc. Brings Extensive Technology
Expertise to CA
ISLANDIA, N.Y., November 14, 2005 — CA (NYSE: CA), one of the world’s largest management software companies, today announced that its Board of Directors has elected Christopher B. Lofgren, Ph.D. as an independent director of the Company.
Dr. Lofgren’s election brings the number of directors on CA’s Board to twelve, including eleven non-employee directors and one employee director.
“Christopher adds a tremendous amount of technological depth to CA’s Board of Directors,” said CA Chairman Lewis Ranieri. “His experience as a chief information officer and chief technology officer brings a strong customer view to our Board. Christopher’s technology and management talents will be a great benefit to CA as the Company continues to move forward. In addition, Schneider National has long been viewed as an industry leader in the use of technology.”
Dr. Lofgren, 46, is currently president, chief executive officer and a member of the Board of Directors for Schneider National, Inc., the ninth largest freight transportation company in North America, with 2004 revenue of $3.2 billion. Prior to his current role, he held a number of positions with Schneider, including chief operating officer, chief information officer, and chief technology officer. Previously, Dr. Lofgren held engineering and management roles with Symantec Corporation and Motorola, Inc.
Dr. Lofgren holds bachelor of science and master of science degrees in Industrial and Management Engineering from Montana State University and a Ph.D. in Industrial and System Engineering from the Georgia Institute of Technology. Dr. Lofgren also serves on the Board of Directors for the Green Bay Chapter of the Boys and Girls Club of

America, and the Board of Advisors for the School of Industrial and Systems Engineering for the Georgia Institute of Technology.
About CA
CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://www.ca.com.
###
© 2005 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.